Exhibit 99.1

news release
TENNECO ANNOUNCES MANAGEMENT CHANGES
Lake Forest, Illinois, November 5, 2008 – Tenneco Inc. (NYSE: TEN) announced today it has named Michael Charlton as the company’s new vice president, global supply chain management and manufacturing, effective immediately. He replaces Alain Michaelis, who is leaving the company to pursue an opportunity with Rolls Royce PLC. Michaelis will stay on during an appropriate transition period.
Charlton, 50, who had been Tenneco’s managing director for India since January 2008, will be responsible for the company’s worldwide purchasing, logistics and material management functions, and Tenneco’s global manufacturing programs. He will relocate from Hosur, India to the company’s European headquarters in Brussels, Belgium.
Charlton, who already serves on the company’s senior management team, will now report directly to Gregg Sherrill, chairman and CEO.
“I am pleased to appoint Mike to this role given his extensive background in manufacturing and global purchasing experience. I look forward to his leadership in executing on our operational excellence and strategic growth plans,” said Gregg Sherrill. “We wish Alain much success in his new endeavor and thank him for his contributions to Tenneco.”
Prior to assuming his role as managing director for India, Charlton served as the operations director for the emission control business in Europe, responsible for operations at 22 manufacturing facilities in 11 countries. Prior to joining Tenneco in 2005, Charlton held a variety of positions of increasing responsibility at TRW Automotive, the most recent being lead director European purchasing and operations director for the United Kingdom.
The company expects to appoint a new managing director for India in the near future.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite® Elastomer brand names.

Media Contacts:	Investor Relations Contact:
Jane Ostrander	Leslie Hunziker
847 482-5607	847 482-5042
jostrander@tenneco.com	lhunziker@tenneco.com

Margie Pazikas
32 (0) 2 706 9025
mpazikas@tenneco.com
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